Exhibit 99.2
EXECUTION VERSION
AMENDED AND RESTATED
GROUP AGREEMENT
This AMENDED AND RESTATED GROUP AGREEMENT (this "Agreement"), dated as of July 1, 2025, is made by and between Marlton Partners, L.P. ("Marlton"), a Delaware limited partnership with an office at 1358 N. State Parkway, Chicago, IL 60610, James C. Elbaor ("Elbaor"), with an office at 1358 N. State Parkway, Chicago, IL 60610, Gabriel D. Gliksberg ("Gliksberg"), with an office at 16690 Collins Avenue, Suite #1103, Sunny Isles Beach, FL 33160, Aaron T. Morris ("Morris"), with an office at 4915 Mountain Road, Unit 4, Stowe, Vermont 05672, and Andrew M. Greenberg ("Greenberg" and, together with Elbaor, Gliksberg and Morris, each, a "Nominee" and, collectively, the "Nominees"), with an office at 2739 N. Lakewood Avenue, Chicago, IL 60614 (each an "Interested Party" and collectively the "Interested Parties").
WHEREAS, Marlton together with its respective Affiliated Shareholders (as defined below) desires to nominate each of the Nominees for election as members of the board of directors (the "Board") of 180 Degree Capital Corporation, a New York corporation ("TURN"); and
WHEREAS, each of the Interested Parties together with their respective Affiliated Shareholders (as defined below) desire to solicit proxies for the election of the Nominees to the Board of Directors of TURN and the other Actions (as defined below).
NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, each of the Interested Parties hereby agree as follows:
1. Defined Terms.
(a) "Actions" shall have the meaning set forth in Section 3(c).
(b) "Additional Equity Securities" means securities of TURN the beneficial and/or record ownership of which is acquired after the date hereof by an Interested Party or any of its Affiliated Shareholders.
(c) "Affiliated Shareholders" means, with respect to an Interested Party, persons or entities that directly or indirectly control, are controlled by or are under common control with an Interested Party; provided that, for the avoidance of doubt, no Interested Party or such Interested Party's Affiliated Shareholders shall be deemed to be an Affiliated Shareholder of any other Interested Party or such other Interested Party's Affiliated Shareholders.
(d) "Control" of a person or entity means the power to direct, or to cause the direction of, the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. As used in this agreement, the term "beneficial ownership" has the meaning set forth in Rule?13d-3 under the Exchange Act.
(e) "Current Equity Securities" shall have the meaning set forth in Section 2(a).
(f) "Derivative Securities" means any derivative, hedging or similar transactions of the securities of TURN, including, without limitation, call options, put options and security-based swaps.
(g) "Equity Securities" shall have the meaning set forth in Section 2(a).
(h) "Exchange Act" means the Exchange Act of 1934, as amended.
(i) "Expenses" shall have the meaning set forth in Section 4.
(j) "Kleinberg Kaplan" shall have the meaning set forth in Section 5.
(k) "Nominee Expenses" shall have the meaning set forth in Section 4.
(l) "Group" shall have the meaning set forth in Section 5.
(m) "Group Schedule 13D" shall have the meaning set forth in Section 5.
(n) "Meeting Date" means the date of the Shareholder Meeting.
(o) "Shareholder Meeting" shall mean the annual meeting of TURN's shareholders to be held in calendar year 2025 or any special meeting of shareholders called for the purpose of electing directors in calendar year 2025, and any adjournments, postponements, reschedulings or continuations thereof.
(p) "Transfer" shall have the meaning set forth in Section 2(c).
2. TURN Securities.
(a) As of the date hereof, each Interested Party represents to each other Interested Party that: (i) such Interested Party and its Affiliated Shareholders (the identities of which are set forth on Exhibit A hereto) beneficially own (and if applicable have the sole or shared, as indicated, right to vote) the securities of TURN set forth opposite each such party's name on Exhibit A hereto (the "Current Equity Securities" and, together with any Additional Equity Securities acquired after the date hereof, "Equity Securities"); and (ii) other than as set forth opposite each such party's name on Exhibit A, such Interested Party and its Affiliated Shareholders have no direct or indirect economic or pecuniary interest in any securities of TURN, including, without limitation, any Derivative Securities.
(b) Each Interested Party agrees and covenants to provide same-day written notice (email being sufficient) to the other Interested Parties of any Additional Equity Securities that such Interested Party or its Affiliated Shareholders acquire beneficial ownership of after the date hereof, and, concurrently with such notice, to provide all information that would be set forth on Exhibit A regarding such Additional Equity Securities if such Interested Party or such Affiliated Shareholder held such Additional Equity Securities as of the date hereof. To the extent TURN implements a shareholder rights plan (commonly known as a "poison pill") or other similar defensive measure, each Interested Party agrees that it will not, and will cause its Affiliated Shareholders not to, engage in trading activity that would trigger such shareholder rights plan.
(c) During the term of this Agreement, each Interested Party agrees, for itself and on behalf of its Affiliated Shareholders, not to sell, assign, transfer, loan or otherwise dispose of beneficial ownership of (any such transaction being herein collectively called a "Transfer"), or to advise or otherwise permit any of its Affiliated Shareholders to Transfer, all or any portion of the Equity Securities or Derivative Securities then held by such Interested Party and/or its Affiliated Shareholders, nor to encumber in any way the ability of such Interested Party's and/or its Affiliated Shareholders' right to vote such Equity Securities.
3. Voting of Current Equity Securities and Additional Equity Securities. Each Interested Party shall, for itself and on behalf of its Affiliated Shareholders:
(a) during the term of this Agreement, retain, and not in any way compromise or encumber (except as provided herein), the right to vote any Equity Securities beneficially owned by such Interested Party or Affiliated Shareholder, as applicable;
(b) take all reasonable actions as may be required so that it may vote its Equity Securities, and cause any person with whom it has shared voting power to vote such securities, at the Shareholder Meeting; and
(c) on the Meeting Date, (i) attend the Shareholder Meeting in person or by proxy such that all Equity Securities beneficially owned by such Interested Party and its Affiliated Shareholders as of the record date for the Shareholder Meeting are present and represented at such meeting, (ii) at the Shareholder Meeting, vote such Equity Securities in person or by proxy in the manner set forth in Exhibit B hereto with respect to each of the actions described therein (the "Actions"), and in favor of any ancillary or procedural actions or matters related to giving effect to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions), and (iii)?at the Shareholder Meeting, not vote any such Equity Securities other than as set forth in Exhibit B hereto and any ancillary or procedural actions or matters related to the Actions or required to effect the approval of the Actions (but in no event in contravention of any of the Actions).
4. Expenses. Each Interested Party acknowledges and agrees that Marlton shall be responsible for all out-of-pocket and third-party expenses (including, without limitation, fees and disbursements of counsel, proxy solicitors or other professionals and advisors engaged by or to act on behalf of the Interested Parties with respect to matters set forth herein) incurred or to be incurred in connection with, the matters described by this Agreement, the Group Schedule 13D (as hereinafter defined), preliminary and definitive proxy statements filed with the Securities and Exchange Commission, letters, advertisements, solicitation of proxies and the Actions or transactions contemplated hereby or thereby (in each case, to the extent not reimbursed by TURN) (such expenses, collectively, "Expenses"), and shall reimburse each Nominee for any documented third-party expenses incurred by him in accordance with this Agreement. Each Interested Party further acknowledges and agrees that each Nominee and such Nominee's Affiliated Shareholders will be responsible for all out-of-pocket and third-party expenses (including, without limitation, fees and disbursements of counsel or other professionals and advisors engaged by or to act solely on behalf of such Nominee or any of his Affiliated Shareholders) which are incurred on their own account as a result of such Nominee's status as being an Interested Party and/or a Nominee, including, without limitation, the costs of providing the information that Marlton must include in any proxy statement or other public filing associated with the solicitation of proxies in favor of the Actions, or any public filings associated therewith or incidental thereto (collectively, "Nominee Expenses"). Notwithstanding anything to the contrary, each Interested Party shall be fully responsible, and indemnify and hold harmless the other Interested Party fully, for all such Expenses to the extent arising out of such Interested Party's (or its Affiliated Shareholders' or any of their respective affiliates') gross negligence, fraud, bad faith or willful misconduct. Notwithstanding any provision to the contrary herein, each Interested Party acknowledges and agrees, Marlton shall have the sole right to pre-approve all Expenses incurred in connection with the Group's (as hereinafter defined) activities, other than any Nominee Expenses incurred by any Nominee or any of his Affiliated Shareholders (a) for his own account or (b) to the extent arising out of Marlton's or any of its Affiliated Shareholders' gross negligence, fraud, bad faith or willful misconduct.
5. Cooperation.
(a) Each Interested Party shall use all reasonable efforts (a) to assist each other and timely provide all necessary or desirable information to each other, (b) to execute and deliver such additional documents, in each case, as may be reasonably required in order to effect the Actions and transactions contemplated by this Agreement and, if necessary, to file and maintain the accuracy of a Statement of Beneficial Ownership on Schedule 13D in respect of the parties' collective beneficial ownership of securities of TURN (as a "Group"), as may be amended from time to time (the "Group Schedule 13D"), (c)?to solicit proxies and/or or written consents in order to effect the Actions, (d)?to take such other actions as the Group deems mutually advisable, and (e)?to take all other actions necessary or advisable to achieve the foregoing; provided that in the case of a Nominee, such Nominee shall not be compelled in the exercise of his reasonable efforts under this sentence to incur any Expenses except to the extent such Nominee shall be reimbursed fully therefor by Marlton in accordance with Section 3.
(b) Each party to this Agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D or any amendments thereto. Each Interested Party shall promptly, and in no event later than the opening of market on the first trading day following the acquisition of a beneficial interest in Additional Equity Securities by the Interested Party or its Affiliated Shareholders, provide such information to the other Interested Parties as well as Kleinberg, Kaplan, Wolff & Cohen, P.C. ("Kleinberg Kaplan") as is reasonably necessary with respect to any amendment of the Group Schedule 13D.
(c) Each of the undersigned agrees to provide written notice to other parties hereto of any communications made by or on behalf of TURN or its representatives to any member of the Group within 24 hours of such communications occurring. Each Nominee hereby agrees that he shall not, and shall cause his Affiliated Shareholders not to, without the express written consent of Marlton, enter into any settlement negotiations with TURN, nor execute any agreements with TURN that could reasonably foreseeably adversely affect such Nominee's or his Affiliated Shareholders' ability to fulfill his or their obligations under this Agreement, including, without limitation, such Nominee's ability to stand as a nominee for election to the Board, the Group's ability to solicit proxies at the Shareholder Meeting in favor of the Actions, or such Nominee's (or his Affiliated Shareholders') ability to vote his (or their) Equity Securities in favor of the Actions at the Shareholder Meeting.
(d) Until the third anniversary of this Agreement, each of the Interested Parties agrees to cooperate, to the extent reasonable, including without limitation in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate the consummation of any of the Actions or any matter contemplated by this Agreement or the Group Schedule 13D, or in a joint prosecution or other declaratory action which attempts to effectuate any matter contemplated by this Agreement or the Group Schedule 13D; provided, however, that, if any claim is pending by or against the Interested Parties on the third anniversary of this Agreement, this Agreement shall continue in full force and effect until such claim is finally resolved.
(e) Notwithstanding any provision to the contrary herein, each Interested Party acknowledges and agrees, that in the event of a dispute or disagreement between the Interested Parties with respect to any action or decision proposed to be taken that (i) relates to the direction and conduct of the director nominations and proxy campaign contemplated hereby and (ii) is within the scope of, and in compliance with the terms and conditions set forth in, this Agreement, James C. Elbaor shall have the sole discretion to make the final determination, which final determination may include, but not be limited to, the termination of this Agreement in his sole discretion upon seven calendar days prior written notice to each Interested Party and Kleinberg Kaplan with respect thereto, and any such final determination shall be binding on each of the Interested Parties and the Group; provided that Marlton shall indemnify each Nominee for, and hold Nominee harmless against, all actual, out-of-pocket losses, liabilities, damages and expenses (including reasonable attorneys' fees) incurred by such Nominee to the extent not constituting Nominee Expenses pursuant to Section 3 hereof, and/or to the extent relating to or arising from any such final determination.
6. Liability. Except as set forth in Sections 3 and 11 hereof or resulting from any breach of any Interested Party's representations, warranties or covenants hereunder, no Interested Party nor any of its Affiliated Shareholders nor any of their respective affiliates, partners, employees, counsel, agents or representatives shall be liable to any other Interested Party or their Affiliated Shareholders or any of their respective affiliates, partners, employees, counsel, agents or representatives, in each case for any loss, liability, damage or expense arising out of or in connection with this Agreement or the Group Schedule 13D or the Actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such Interested Party's gross negligence, fraud, bad faith or willful misconduct, or violation of law. Each Interested Party hereby agrees to indemnify the other Interested Party for, and hold the other Interested Party harmless against, all actual, out-of-pocket losses, liabilities, damages and expenses (including reasonable attorneys' fees) incurred by such other Interested Party to the extent relating to or arising from (a)?any breach by such first Interested Party of such first Interested Party's representations, warranties or covenants hereunder or (b)?such first Interested Party's gross negligence, fraud, bad faith or willful misconduct, or violation of law. Each Interested Party on behalf of itself and its respective Affiliated Shareholders, disclaims any beneficial ownership (except as provided herein) or pecuniary or economic interest in, of any of the Current Equity Securities, Additional Equity Securities or Derivative Securities controlled or beneficially owned by the other Interested Party and its Affiliated Shareholders.
7. Representations; Power; Binding Agreement; Non-Contravention. Each Interested Party represents, as to itself only, that: (a) it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; (b) neither the execution, delivery nor performance of this Agreement by such party will violate the charter, by-laws or other organizational or constitutive documents of such party, or any other agreement, contract or arrangement to which such party is a party or is bound, including any voting agreement, shareholders agreement or voting trust; (c) this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms; (d) neither the execution or delivery of this Agreement by such party will (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under (A) any material law, rule or regulation applicable to such party, or (B) any material order, judgment or decree to which such party is bound; and (e) the Interested Party and its Affiliated Shareholders have the right to vote the Current Equity Securities as set forth on Exhibit A. Each of the Interested Parties hereby agrees that this Agreement shall be filed as an exhibit to the Group Schedule 13D pursuant to Rule 13D-1(k)(1)(iii) under the Exchange Act.
8. Notices. All notices, correspondence and information related to this Agreement should be sent to the Interested Parties at the addresses set forth below:
If to Marlton:
1358 N. State Parkway
Chicago, IL 60610
Attention: James C. Elbaor
Email: [***]
With a copy (which shall not constitute notice) to:
Kleinberg, Kaplan, Wolff & Cohen, P.C.
500 Fifth Avenue
New York, NY 10110
Attention: Christopher P. Davis
Email: cdavis@kkwc.com
If to the Nominees, at the address and email set forth on the signature page hereto.
9. Amendments; Successors. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each Interested Party. This Agreement shall inure to the benefit of and be binding on each Interested Party and their respective successors. This Agreement is non-assignable.
10. Termination. Except as otherwise set forth in Section 4 hereof, this Agreement will terminate upon the earlier to occur of (x) December 31, 2025, unless such date is extended by mutual written agreement of the Interested Parties, and (y) the date of the Shareholder Meeting at which the Actions set forth on Exhibit B have been voted on. Any termination of this Agreement pursuant to this Section 9 shall occur without any liability or continuing obligation of any party to any other party; provided, that the reimbursement obligations set forth in Section 3, and the obligations to cooperate and provide information set forth in Section 4, and the provisions of Section 5 (including any claims permitted under Section 5 to the extent relating to any breach, act, event or omission occurring prior to such termination) shall survive any such termination. Notwithstanding anything to the contrary, including any continuing obligations to cooperate hereunder, upon termination of this Agreement, no Interested Party intends to be, and shall no longer be, part of a "group" for any purpose, including for purposes of the federal securities laws.
11. Public Announcements. No Interested Party shall file any documents with the Securities and Exchange Commission, issue any written press release, make any other public statement and/or make any shareholder communications or proxy solicitation materials regarding the Actions or other transactions contemplated by this Agreement without the prior consent of Marlton (email being sufficient).
12. Representation. Each Interested Party agrees and covenants that, to the best of its knowledge, the information about such Interested Party or any of its Affiliated Shareholders contained or which is required to be contained in the Group Schedule 13D or any amendment thereto, any preliminary and definitive proxy statements together with any written press releases, any shareholder communications and/or other proxy solicitation materials regarding the Actions or other transactions contemplated by this Agreement or the Group Schedule 13D will be accurate, correct and complete in all material respects as of date of the applicable filing. Damages for any breach of the foregoing covenant shall include not only judgments and amounts paid in settlement (with the approval of the misrepresenting Interested Party), but also other actual out of pocket losses (excluding, inter alia, loss of value of the securities held or to be held) incurred by any other party to this Agreement.
13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.
14. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule?(whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto hereby agrees that any dispute under this Agreement shall be determined exclusively in the federal courts of the United States sitting in the Southern District of New York, or the courts of the State of New York sitting in the County of New York, and each party hereto hereby submits and consents to any such court's exercise of jurisdiction.
15. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
16. No Agency or Joint Venture. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to create any duties (including any fiduciary duties) among the members of the Group except for the obligations expressly set forth in this Agreement. Nothing herein shall restrict any party's right to purchase securities of TURN, as he/it deems appropriate, in his/its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws and the terms of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date and year first above written.
MARLTON PARTNERS, L.P. By: Marlton, LLC, its investment manager
By:	/s/ James C. Elbaor
Name:	James C. Elbaor
Title: NOMINEES:	President
/s/ James C. Elbaor
James C. Elbaor Address: 1358 N. State Parkway, Chicago, IL 60610 Email: [***]

/s/ Gabriel D. Gliksberg
Gabriel D. Gliksberg
Address: 16690 Collins Avenue Suite #1103 Sunny Isles Beach, FL 33160 Email: [***]
/s/ Aaron T. Morris
Aaron T. Morris
Address: 4915 Mountain Road, Unit 4 Stowe, Vermont 05672 Email: [***]
/s/ Andrew M. Greenberg
Andrew M. Greenberg
Address: 2739 N. Lakewood Avenue Chicago, IL 60614 Email: [***]

EXHIBIT A

INTERESTED PARTY	Interested Party Securities
Marlton Partners, L.P. ("Marlton")	Number of shares of TURN common stock, par value $0.03 (the "Common Stock") with (i) Sole right to vote: 0 (ii) Shared right to vote: 113,000 Number of Derivative Securities: 0
AFFILIATED SHAREHOLDERS:	Marlton Partners GP, LLC Marlton, LLC James C. Elbaor
INTERESTED PARTY	Interested Party Securities
Aaron T. Morris	Number of shares of TURN Common Stock with (i) Sole right to vote: 10,670 (ii) Shared right to vote: 0 Number of Derivative Securities: 0
AFFILIATED SHAREHOLDERS: N/A
INTERESTED PARTY	Interested Party Securities
Gabriel D. Gliksberg	Number of shares of TURN Common Stock with (i) Sole right to vote: 0 (ii) Shared right to vote: 272,481 Number of Derivative Securities: 0
AFFILIATED SHAREHOLDERS:	ATG Fund II LLC ATG Capital Management, LLC
INTERESTED PARTY	Interested Party Securities
Andrew M. Greenberg	Number of shares of TURN Common Stock with (i) Sole right to vote: 0 (ii) Shared right to vote: 0 Number of Derivative Securities: 0

EXHIBIT B
Actions to be Voted on
1.	Against any adjournment or postponement of the Shareholder Meeting until a vote has occurred on the item below.
2.
For the election at the Shareholder Meeting of (i) each of James C. Elbaor, Aaron T. Morris, Gabriel D. Gliksberg and Andrew M. Greenberg as director nominees Board; and (ii) one director nominee nominated by TURN to the Board, the identity of whom shall be determined by Marlton, in its sole discretion. In the event TURN purports to increase the number of directorships pursuant to its Bylaws or otherwise increases the number of directors to be elected at the Shareholder Meeting, the Interested Parties may nominate additional persons as directors to fill any vacancies created by the increase or to vote for any additional positions on the board which the shareholders shall vote on at the Shareholder Meeting, the identity of whom shall be determined by Marlton, in its sole discretion.

3.	In Marlton's sole discretion, for or against any other matter or business brought before the Shareholder Meeting.